UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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Gary Coombe President, Europe

As a valued member of the P&G family in Europe, I wanted to share some perspective with you on the proxy contest initiated by Nelson Peltz of Trian Partners, an activist hedge fund in New York, and ensure you have all the information you need as you decide which way to vote.

Trian is seeking Board representation at the Company’s annual meeting on October 10 against the recommendation of the P&G Board and Company’s leadership. As with all investors, P&G has maintained an active and constructive dialogue with Trian since it made its investment in the Company. Our CEO, David Taylor, members of our Board, and our Global Leadership Council, of which I’m a member, have all been involved in discussions with Mr. Peltz.

I firmly believe that P&G people – as they always have been – are best placed to dictate our own future, without adding a Wall Street activist like Mr. Peltz to our Board. We already have the right plan in place and it is working.

In fiscal year 2017, we met or exceeded our objectives. We said we would accelerate organic sales growth, and we did. We said we would deliver mid-single-digit core earnings per share growth, and we exceeded that objective. We said we would deliver another year of 90% or better adjusted free cash flow productivity, and we did. In Europe, we have continued to accelerate performance, growing organic sales last year ahead of the market and our competition.

Our objective is clear: balanced top - and bottom-line growth that consistently delivers industry-leading total shareholder returns. To achieve this, we are already managing the most significant transformation in our Company’s history and designing our organization to win long into the future:

1. We’ve strengthened and focused our portfolio of brands, from 170 brands a few years ago, to 65 brands that compete in 10 core categories today.

2. We’ve established a new standard of excellence for products and packaging, brand communication, retail execution and consumer value.

3. We’ve delivered $10 billion in productivity savings from 2012 to 2016, and we have plans underway to deliver up to $10 billion more from fiscal year 2017 through fiscal year 2021.

4. This is underpinned by our organization and culture with talented and experienced P&G people committed to win and continuing to build on the legacy created by all those who came before us.

Now is the time to build on our momentum, and prevent anything from derailing the work that is delivering improvement.

As RBC Analyst Nick Modi told the Financial Times in July: “P&G already has an activist… David Taylor.”1

[1]	Permission to quote neither sought nor obtained.

I am absolutely confident that with our current world-class Board of Directors, our management team, and P&G people, we have what we need to continue executing our strategy to drive innovation, accelerate organic sales and volume growth, improve productivity and cost structure, and strengthen P&G’s organization and culture.

Our recent performance and shareholder return demonstrates this.

Since November 1, 2015, when David became CEO, P&G people have delivered total shareholder return (“TSR”) of 27% — well above the majority of our peers selected by Trian throughout that same time period.2 P&G also outperformed the S&P 500, which delivered a TSR of 24% in that same timeframe.3

It is important to note that the weighted average return of the companies where Mr. Peltz serves as a Board member over the same period has been only 8%. Only one of these companies, Mondelez International, is a large, multinational company. The returns there have been a NEGATIVE 3%.

In discussions with Mr. Peltz, he has shown a limited understanding of our business and our industry with many of his views informed by someone who left our Company more than a decade ago.

Mr. Peltz has offered no new ideas to drive long-term value for P&G consumers and shareholders beyond the successful execution of the Company’s existing strategy and plan, nor has he provided a compelling rationale to have him join the Board other than “Why Not?” – which is not a sufficient standard for adding someone to our world-class Board.

Indeed, activist investors like Mr. Peltz tend to focus more on the short-term in the companies in which they are involved, with an emphasis on cutting costs, de-prioritizing international operations, and sacrificing investment in Research & Development and innovation. This is a clear conflict with the very heart of P&G’s business model and our enduring commitment to do the right thing for the short-, mid- and long-term health and value of the Company.

If you are a P&G shareowner, you will receive a proxy mailing and other communications from Trian that will make their case for putting Trian CEO Nelson Peltz on our Board. We disagree. We do not believe Mr. Peltz brings any needed skills to our Board and adding him to the Board would derail the very significant value creation progress we are making.

[2]	Beiersdorf, Church & Dwight, Clorox, Colgate-Palmolive, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oréal, Reckitt Benckiser, Unilever.
[3]	Source: Market data as of August 9, 2017.

We strongly believe it is in the best interest of our Company, our shareholders, and each of us who care about P&G and the communities in which we live and work, to vote the Blue Proxy Card. We believe we can – and we will – continue to make strong progress in delivering results without being distracted.

So, we ask those of you who own shares to vote FOR ALL 11 of P&G’s highly qualified and experienced Director nominees. You can do this by voting the Blue Proxy Card which you will receive from P&G.

Trian’s proxy materials contain a white proxy card or voting instruction form. We urge you NOT to vote using any white proxy card or voting instruction forms you might receive from Nelson Peltz of Trian. If you have already voted for Trian on the white proxy card but wish to change your vote, you can vote again on the BLUE proxy card provided by P&G, and it will supersede the vote previously submitted.

You can find additional information at voteblue.pg.com.

Thank you, again, for your support of P&G as part of our family. We are working hard to accelerate our plans and will continue to do so while staying true to the Purpose, Values and Principles that have guided us for 180 years.

There’s a line of P&G blue that connects every one of us. We ask for your support to Vote Blue so that we can continue to deliver on our plan, create value for consumers and our shareholders, and build on the legacy you dedicated your careers to create.

Thank you.

Gary Coombe

President, Europe

Forward-Looking Statements

Certain statements in this communication, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations, and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodity and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, privacy, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.

Non-GAAP Measures: This letter contains references to certain non-GAAP measurements that management believes are meaningful to investors because they provide useful perspective on underlying business trends (i.e. trends excluding non-recurring or unusual items) and results, provide a supplemental measure of year-on-year results, and provide a view of our business results through the eyes of management. These measures are also a factor in determining senior management’s at-risk compensation. These non-GAAP measures are not intended to be considered in place of the related GAAP measure and may not be the same as similar measures used by other companies. This data should be read in conjunction with previously published company reports on Forms 10-K, 10-Q, and 8-K, which are available on www.PGInvestor.com under Financial Reporting. Reconciliations of non-GAAP measures to GAAP are provided below.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions, divestitures and foreign exchange from year-over-year comparisons.

Core EPS: Core earnings per share, or Core EPS, is a measure of the Company’s diluted net earnings per share from continuing operations adjusted for the following items:

•	Incremental restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 – $500 million before tax. Beginning in 2012 Procter & Gamble began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, the company announced elements of an additional multi-year productivity and cost savings plan. These plans result in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•	Early debt extinguishment charges: During the three months ended December 31, 2016, the Company recorded a charge of $345 million after tax due to the early extinguishment of certain long-term debt. This charge represents the difference between the reacquisition price and the par value of the debt extinguished. Management does not view this charge as indicative of the Company’s operating performance or underlying business results.

We do not view the above items to be part of our sustainable results, and their exclusion from core earnings measures provides a more comparable measure of year-on-year results.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding tax payments related to the Beauty Brands divestiture, which are non-recurring and not considered indicative of underlying cash flow performance. Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion.

Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the loss on early debt extinguishment and gain on the sale of the Beauty Brands, which are non-recurring and not considered indicative of underlying earnings performance.

The Procter & Gamble Company

One Procter & Gamble Plaza, Cincinnati, OH 45202